Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Chris Curran, Media Relations – (215) 470-2414

CIGNA REPORTS FIRST QUARTER 2010 RESULTS

o	First quarter 2010 shareholders’ net income was $283 million, or $1.02 per share, compared to $208 million, or $0.76 per share, for the same period last year.

o
Adjusted income from operations1 in the quarter was $281 million, or $1.01 per share, reflecting the strength of our diversified global portfolio, with each of our ongoing businesses reporting year over year earnings growth.

o	The Company's estimate for full year 2010 adjusted income from operations1,2 for the Group Disability and Life and International segments has been increased to a range of $475 million to $505 million.

o  The Company's estimate for full year 2010 adjusted income from operations1,2 for the Health Care segment continues to be in the range of $720 million to $790 million.

o	The Company continues to estimate full year 2010 earnings per share, on an adjusted income from operations1,2 basis, to be in the range of $3.75 to $4.15 per share.

PHILADELPHIA, May 6, 2010 – CIGNA Corporation (NYSE: CI) today reported shareholders’ net income of $283 million, or $1.02 per share, for the first quarter of 2010 compared with shareholders’ net income of $208 million, or $0.76 per share, for the same period last year.  Shareholders’ net income for the first quarter 2009 included a loss of $26 million, or $0.10 per share, related to the Run-off Reinsurance operations and a special item5 benefit of $20 million after-tax, or $0.08 per share, related to the completion of an IRS examination.

CIGNA's adjusted income from operations1 for the first quarter of 2010 was $281 million, or $1.01 per share, compared to adjusted income from operations1 of $188 million, or $0.69 per share, for the same period last year.  First quarter 2009 results included losses of $49 million after-tax, or $0.18 per share, from the VADBe3 business. As a result of continued stability in the equity markets, no reserve strengthening was required for the VADBe3 business since the first quarter of 2009.

"Our first quarter 2010 results reflect strong earnings contributions from our ongoing operations, and demonstrate the overall strength of our diversified global health service businesses.  These results represent meaningful progress towards achieving our 2010 goals as we effectively execute on our growth strategy,” said David M. Cordani, Chief Executive Officer of CIGNA Corporation.  “We continue to deliver differentiated value to our customers through strong service and clinical results, which positions us well in this current environment as employers and individuals seek to maximize value through health and wellness programs in the United States and abroad.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations1 to shareholders’ net income (after-tax; dollars in millions, except per share amounts):

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009

Adjusted income from operations1	$281	$188	$285
Net realized investment losses, net of taxes	(3)	(24)	(2)
GMIB3,4 results, net of taxes	5	23	60
Special items5, net of taxes	-	20	(13)
Shareholders’ income from continuing operations	$283	$207	$330
Shareholders’ income from discontinued operations6	-	1	-
Shareholders’ net income1	$283	$208	$330

Adjusted income from operations1, per share	$1.01	$0.69	$1.03

Shareholders’ income from continuing operations, per share	$1.02	$0.76	$1.19
Shareholders’ net income, per share	$1.02	$0.76	$1.19

•
Consolidated revenues were $5.2 billion and $4.8 billion for the first quarters of 2010 and 2009, respectively.  Year over year growth was driven by strong retention and new sales in market segments that align with our global growth strategy.

•
Health care medical claims payable7 were approximately $1.1 billion at March 31, 2010 and $715 million at December 31, 2009, primarily due to membership growth in our risk businesses, including Medicare Advantage Private Fee for Service and Medicare Part D.

•	Cash and short term investments at the parent company were approximately $700 million at March 31, 2010 and $475 million at December 31, 2009.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations1, as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009

Adjusted Segment Earnings, After-Tax	$167	$154	$194
Premiums and Fees	$3,319	$2,911	$2,806
Segment Margin, After-Tax8	4.4%	4.6%	6.0%

Aggregate Medical Membership	11,353	11,369	11,040

•
Overall, results in our Health Care segment reflect focused execution of our growth strategy, driven by strong retention and new sales in our key customer segments and geographies, while achieving further operating expense efficiencies.

•
First quarter 2010 adjusted segment earnings reflect a higher mix of commercial risk business, which is highly penetrated with our specialty products.  The guaranteed cost medical care ratio was in line with our expectations.

•
Premiums and fees in the first quarter 2010 increased approximately 14% relative to first quarter 2009, primarily due to a change in membership mix, which includes a higher percentage of commercial and Medicare related risk business.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009

Adjusted Segment Earnings, After-Tax	$70	$58	$66
Premiums and Fees	$661	$672	$647
Segment Margin, After-Tax8	9.3%	7.7%	9.0%

•	Segment results reflect strong growth in disability premiums, driven by the sustained value we deliver to our customers from our disability management programs.

•
First quarter 2010 adjusted segment earnings include the net favorable impact of $10 million after-tax related to a reserve study on our life book of business. First quarter 2009 results also included the net favorable impact related to reserve studies of $9 million after-tax.

International

•	This segment includes CIGNA’s supplemental health, life, and accident insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009

Adjusted Segment Earnings, After-Tax	$72	$41	$38
Premiums and Fees	$527	$434	$504
Segment Margin, After-Tax8	13.0%	9.0%	7.2%

•
Our International business delivered a very strong quarter, driven by effective execution of our global growth strategy, reflecting strong renewals and new sales, particularly in our Health, Life and Accident business.

•
Adjusted segment earnings in the quarter also benefited from favorable claims experience in the expatriate benefits business, due in part to rate execution on renewals, and a favorable adjustment of $5 million after-tax related to the implementation of a capital management strategy.  The net favorable after-tax impact from foreign currency movements was $7 million in the quarter compared to the same period last year, which was in line with expectations.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009

Run-off Reinsurance	$(1)	$(49)	$9
Other Operations	$19	$18	$23
Corporate	$(46)	$(34)	$(45)

•
As a result of continued stability in the equity markets, no VADBe3 reserve strengthening was required in the Run-off Reinsurance operations this quarter.  Results for the first quarter 2009 included reserve strengthening of $47 million after-tax related to the VADBe5 business, primarily due to a decline in the equity markets.

•
The Corporate results include the unfavorable charge of $5 million after-tax from the impact of health care reform legislation regarding limitations on the future tax deductibility of certain retiree benefit programs and compensation.

OUTLOOK

•
CIGNA continues to estimate full year 2010 consolidated adjusted income from operations1,2 to be in the range of $1.05 billion to $1.15 billion, or $3.75 to $4.15 per share.  This outlook includes an assumption that VADBe3 results will be approximately break-even for full-year 2010, reflective of management’s view that the long-term reserve assumptions are appropriate and that capital markets remain stable during the year.

•	CIGNA continues to estimate full year 2010 adjusted income from operations1,2 for the Health Care segment to be in the range of $720 million to $790 million.

•	CIGNA’s outlook for full year 2010 adjusted income from operations1,2 for the Group Disability and Life and International segments has been increased to a range of $475 million to $505 million.

•	CIGNA’s earnings and earnings per share outlooks exclude the impact of any future stock repurchase9.

•	CIGNA's full year 2010 medical membership outlook has been updated to reflect membership growth in the first quarter and is now a range of 2% to 3%.

The foregoing statements represent management’s current estimate of CIGNA's 2010 consolidated and Health Care segment adjusted income from operations3,4 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement inclusive of the Investment Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review first quarter 2010 results and discuss full year 2010 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as shareholders’ income (loss) from continuing operations before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings excluding special items (which are identified and quantified in Note 5) and excludes results of CIGNA's GMIB3 business.  Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), shareholders’ income from continuing operations, and shareholders’ net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), shareholders’ income from continuing operations, and consolidated shareholders’ net income.

2.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB3 business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  Special items for the remainder of 2010 may include potential adjustments associated with cost reduction, litigation and tax related items.  Information is not available for management to identify, other than these items, or reasonably estimate additional 2010 special items.

3.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations.  These businesses have been in run-off since 2000.

4.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB3, does not represent management's expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle the Company’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and CIGNA's results of operations.

5.
Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

First Quarter 2009
o	After-tax benefit of $20 million related to completion of an IRS examination.

Fourth Quarter 2009
o	After-tax charge of $13 million related to CIGNA's previously announced cost reduction plan.

6.	The discontinued operations included in shareholders’ net income are:

First Quarter 2009
o	Primarily due to after-tax benefit of $1 million related to past divestitures.

7.
Health care medical claims payable are presented net of reinsurance and other recoverables.  The gross health care medical claims payable balance was $1.3 billion as of March 31, 2010 and $921 million as of December 31, 2009.

8.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues.  Segment margins including special items for Health Care were 4.4% for the three months ended March 31, 2010, 4.7% for the three months ended March 31, 2009, and 5.6% for the three months ended December 31, 2009.  Segment margins including special items for Disability and Life were 9.3% for the three months ended March 31, 2010, 8.3% for the three months ended March 31, 2009, and 8.7% for the three months ended December 31, 2009.  Segment margins including special items for International were 13.0% for the three months ended March 31, 2010, 9.2% for the three months ended March 31, 2009, and 7.3% for the three months ended December 31, 2009.

9.
Repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s productivity initiatives, litigation and other legal matters, operational improvement initiatives in the health care operations, and the outlook for the Company’s full year 2010 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

You should not place undue reliance on these forward-looking statements.  The Company cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s employee benefits businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost and medical membership results, (v) delivering quality member and provider service using effective technology solutions, (vi) lowering administrative costs and (vii) transitioning to an integrated operating company model, including operating efficiencies related to the transition;

4.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to providers, government investigations and proceedings, and tax audits and related litigation;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;
6.
risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

7.	significant changes in interest rates and deterioration in the loan to value ratios of commercial real estate investments for a sustained period of time;
8.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales, retention of current business as well as a downgrade in financial strength ratings of reinsurers which could result in increased statutory reserve or capital requirements;
9.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by the Company to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the Company’s operations,  investments, liquidity and access to capital markets;

16.
significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay receivables) and our vendors (including their ability to provide services);

17.
adverse changes in state and federal laws and regulations, including health care reform legislation and regulation which could, among other items, affect the way the Company does business, increase cost, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s health care products, services, technology and processes;

18.	amendments to income tax laws, which could affect the taxation of employer provided benefits and certain insurance products such as corporate-owned life insurance;
19.
potential public health epidemics, pandemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

20.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
21.
challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;

22.
the ability to successfully integrate and operate the businesses acquired from Great-West by, among other things, renewing insurance and administrative services contracts on competitive terms, retaining and growing membership, realizing revenue, expense and other synergies, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel; and

23.
the ability of the Company to execute its growth plans by successfully managing Great-West Healthcare’s outsourcing projects and leveraging the Company's capabilities and those of the businesses acquired from Great-West to further enhance the combined organization’s network access position, underwriting effectiveness, delivery of quality member and provider service, and increased penetration of its membership base with differentiated product offerings.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

REVENUES

Premiums and fees	$4,543	$4,051
Net investment income	266	229
Mail order pharmacy revenues	348	312
Other revenues (1)	54	217
Net realized investment losses	(6)	(36)
Total	$5,205	$4,773

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$167	$154
Disability and Life	70	58
International	72	41
Run-off Reinsurance	(1)	(49)
Other Operations	19	18
Corporate	(46)	(34)
Total	$281	$188

SHAREHOLDERS' NET INCOME

Segment Earnings (Loss)
Health Care (3)	$167	$155
Disability and Life (3)	70	63
International (3)	72	42
Run-off Reinsurance	4	(26)
Other Operations (3)	19	19
Corporate (3)	(46)	(22)
Total	286	231
Net realized investment losses, net of taxes	(3)	(24)
Shareholders' income from continuing operations	283	207
Shareholders' income from discontinued operations	-	1
Shareholders' net income	$283	$208

DILUTED EARNINGS PER SHARE (4):

Adjusted income from operations (2)	$1.01	$0.69
Results of guaranteed minimum income benefits business, after-tax	0.02	0.08
Net realized investment losses, net of taxes	(0.01)	(0.09)
Special item(s), after-tax (3)	-	0.08
Shareholders' income from continuing operations	1.02	0.76
Shareholders' income from discontinued operations	-	-
Shareholders' net income	$1.02	$0.76
Weighted average shares (in thousands) (4)	278,100	272,868
SHAREHOLDERS' EQUITY at March 31:	$5,801	$3,831
SHAREHOLDERS' EQUITY PER SHARE at March 31:	$20.97	$14.04

(1) Includes a pre-tax loss of $45 million for the first quarter of 2010 and a pre-tax gain of $117 million for the first quarter of 2009 from futures contracts entered into as part of a dynamic hedge program to manage equity risks in CIGNA's run-off reinsurance operations. CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for reinsured guaranteed minimum death benefit contracts.

(2)  Adjusted income (loss) from operations is segment earnings (loss) (shareholders' income (loss) from continuing operations before net realized investment gains (losses)) excluding results of CIGNA's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss), shareholders' income from continuing operations and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The three months ended March 31, 2009 includes a net tax benefit of $20 million resulting from the completion of the 2005 and 2006 IRS examinations.
        -After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $1 million in International; a pre-tax charge of $9 million ($1 million after-tax benefit) in Other Operations; and an after-tax benefit of $12 million in Corporate.

(4) Weighted average shares outstanding are impacted by the following factors:
      1. The accounting change related to earnings per share guidance (ASC 260).
      2. Higher common stock equivalents when CIGNA's  stock price increases and exceeds the exercise price of its employees'  outstanding stock options.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)	Exhibit 2
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings						Disability
	Per Share (5)		Consolidated		Health Care		& Life
Three Months Ended March 31,	2010	2009	2010	2009	2010	2009	2010	2009

Adjusted income (loss) from operations (1)	$1.01	$0.69	$281	$188	$167	$154	$70	$58

Results of guaranteed minimum income benefits business	0.02	0.08	5	23	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (2)	-	0.08	-	20	-	1	-	5

Segment earnings (loss) (1)	1.03	0.85	286	231	$167	$155	$70	$63
Net realized investment losses, net of taxes	(0.01)	(0.09)	(3)	(24)
Shareholders' income from continuing operations (4)	1.02	0.76	283	207
Shareholders' income from discontinued operations	-	-	-	1
Shareholders' net income (4)	$1.02	$0.76	$283	$208

			Run-off		Other
	International		Reinsurance		Operations		Corporate
Three Months Ended March 31,	2010	2009	2010	2009	2010	2009	2010	2009

Adjusted income (loss) from operations (1)	$72	$41	$(1)	$(49)	$19	$18	$(46)	$(34)

Results of guaranteed minimum income benefits business	-	-	5	23	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (2)	-	1	-	-	-	1	-	12

Segment earnings (loss) (1)	$72	$42	$4	$(26)	$19	$19	$(46)	$(22)

	Diluted
	Earnings			Disability
	Per Share (5)	Consolidated	Health Care	& Life
Three Months Ended December 31, 2009

Adjusted income (loss) from operations (1)	$1.03	$285	$194	$66

Results of guaranteed minimum income benefits business	0.22	60	-	-

Special item(s), after-tax:
Charge for cost reduction plan (3)	(0.05)	(13)	(12)	(2)

Segment earnings (loss) (1)	1.20	332	$182	$64
Net realized investment losses, net of taxes	(0.01)	(2)
Shareholders' income from continuing operations (4)	1.19	330
Shareholders' income from discontinued operations	-	-
Shareholders' net income (4)	$1.19	$330

		Run-off	Other
	International	Reinsurance	Operations	Corporate
Three Months Ended December 31, 2009

Adjusted income (loss) from operations (1)	$38	$9	$23	$(45)

Results of guaranteed minimum income benefits business	-	60	-	-

Special item(s), after-tax:
Charge for cost reduction plan (3)	1	-	-	-

Segment earnings (loss) (1)	$39	$69	$23	$(45)

(1) CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as shareholders' income (loss) from continuing operations before net realized investment gains (losses). Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of CIGNA's guaranteed minimum income benefit business.

(2) The three months ended March 31, 2009 includes a net tax benefit of $20 million resulting from the completion of the 2005 and 2006 IRS examinations.

(3)  The three months ended December 31, 2009 includes a pre-tax charge of $20 million ($13 million after-tax) related to the previously announced cost reduction plan.

(4) Shareholders' income from continuing operations and shareholders' net income are presented in accordance with generally accepted accounting principles (GAAP).

(5) Weighted average shares outstanding are impacted by the following factors:
      1. The accounting change related to earnings per share guidance (ASC 260).
      2. Higher common stock equivalents when CIGNA's  stock price increases and exceeds the exercise price of its employees'  outstanding stock options.